Exhibit 10.7

EXECUTION VERSION

AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 30, 2025, by and between Cyclo Therapeutics Inc., a Nevada corporation with its principal place of business at 6714 NW 16th Street, Suite B, Gainesville, FL 32653 (the “Company”) and Joshua Fine (the “Executive”) (collectively, the “Parties”).

Recitals

WHEREAS, the Executive currently serves as the Chief Financial Officer of the Company pursuant to the Employment Agreement, dated February 28, 2022, by and between the Company and the Executive (the “Original Employment Agreement”);

WHEREAS, the Company wishes to continue to retain the services of the Executive to serve as the Chief Financial Officer of the Company and on the terms and conditions set forth herein effective as of the date of the consummation of the transaction (the “Transaction”) contemplated in the Agreement and Plan of Merger, dated as of August 21, 2024, by and among Rafael Holdings, Inc. (“Parent”), Tandem Therapeutics, Inc., Tandem Therapeutics, LLC, and the Company (such date, the “Closing Date”);

WHEREAS, the Executive desires and is willing to accept continued employment with the Company following the Closing Date on the terms and conditions set forth herein; and

WHEREAS, the Company and the Executive now desire to enter into this Agreement, which supersedes the Original Employment Agreement, and sets forth the terms and conditions of the Executive’s continuing employment with the Company, from and following the Closing Date.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, acknowledge and agree as follows:

1. Term. The initial term of this Agreement shall begin on the Closing Date and shall terminate on the day before the second anniversary of the Closing Date (the “Initial Term”), unless earlier terminated in accordance with Section 4 hereof. After the Initial Term, this Agreement shall be automatically renewed for successive periods of one (1) year (each, a “Renewal Term”) on the same terms and conditions as set forth herein, unless either party provides at least sixty (60) days’ written notice of non-renewal prior to the expiration of the Initial Term or the Renewal Term. The period of the Executive’s employment pursuant to this Agreement is sometimes referred to herein as the “Term.”

2. Position and Duties.

(a) The Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment with the Company, upon the terms and subject to the conditions set forth herein. From and following the Closing Date, the Executive shall serve as the Chief Financial Officer of the Company and in such other office or offices to which the Executive may be appointed or elected by the Board of Directors of the Company (the “Board” or “Board of Directors”). Upon termination of the Executive’s employment relationship with the Company for any reason, the Executive shall resign and relinquish any other position held as an officer and/or board member of the Company or its subsidiaries or affiliates.

(b) Subject to the direction and supervision of the Board and the Company’s Chief Executive Officer, the Executive shall perform such duties as are customarily associated with the office of Chief Financial Officer and such other offices to which the Executive may be appointed or elected by the Board of Directors and such additional duties as the Board of Directors may assign to the Executive consistent with the Executive’s position(s) with the Company. The Executive will diligently and conscientiously perform the duties of the Chief Financial Officer and will devote the Executive’s best efforts and full time and attention during normal business hours to the business and affairs of the Company.

(c) The Executive will accept no other employment or contracting work during the Term or serve as a member of the board of directors of any for-profit entity or as a member of any advisory board without the express written consent of the Board, except that the Executive shall be permitted to accept other employment or contracting work from the entities and/or ventures set forth in Exhibit A (the “Approved Endeavors”); provided that (i) any work performed for such Approved Endeavors does not materially interfere with the Executive’s duties and responsibilities to the Company and (ii) such work performed for such Approved Endeavors is not competitive with any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage, including, without limitation, the development of (A) cyclodextrin-based products for the treatment of neurodegenerative and/or cholesterol transport diseases and (B) other drugs or products for the treatment of Niemann-Pick Disease Type C1.

(d) Place of Performance. The Parties agree that the Executive shall (i) work regularly from the Executive’s home office in Connecticut and may work remotely from other locations subject to the Executive’s obligation to provide timely notice to the Company of his work location with sufficient detail to enable the Company to comply with federal, state, and local recordkeeping, income tax withholding, and other obligations related to an employee’s work location; and provided, the Executive may not work from a location outside of Connecticut or Florida for more than 30 days per calendar year without the prior written approval of the Board (excluding in-person business meetings and time worked while on vacation) and (ii) travel for purposes of Company business in accordance with the Company’s needs and as otherwise reasonably determined by the Board, including without limitation travel for in-person meetings at the New Jersey headquarters of the Company’s parent entity (the “Parent”).

3. Compensation and Benefits.

(a) Base Salary. Subject to the terms set forth herein, in consideration for all services rendered by the Executive to the Company, the Company shall pay the Executive an initial annual base salary of $363,147.00 (the base salary in effect, as adjusted under this Section 3(a), the “Annual Base Salary”). The Annual Base Salary shall be paid to the Executive in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time for executive employees. The Executive’s Annual Base Salary shall be reviewed annually by the Board, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Executive shall be eligible to receive annual raises in the Annual Base Salary. The Board, in its sole discretion, may further increase (but not decrease) the Executive’s compensation to any amount it may deem appropriate. The Executive shall be classified as exempt from overtime and the Executive understands and acknowledges that the Executive is not entitled to overtime compensation and that the Annual Base Salary is intended to compensate the Executive for all hours worked.

(b) Annual Bonus. The Executive shall be eligible to receive an annual discretionary performance bonus based on the Company’s fiscal year (the “Annual Bonus”) in a target amount of 40% of the Annual Base Salary in effect from time to time (prorated in the case of the initial portion of the Term for the period between January 1, 2025 and July 31, 2025 (the next succeeding fiscal year end of Parent (the “2025 Annual Bonus”)). Payment of the Annual Bonus shall be subject to the discretion of the Board and may be subject to achievement of financial performance targets of the Company and/or personal performance targets, as established by the Board. The Annual Bonus, if any, shall be paid in a lump sum in the following fiscal year at the time of payment of annual bonuses for senior personnel of the Parent. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, unless otherwise set forth herein, for the Executive to receive an Annual Bonus, the Executive must be employed by the Company at the time of such payment.

(c) Equity. The Executive shall be eligible to be awarded stock options or other equity grants in the Parent, at such times and at levels no less favorable than such grants awarded under the Parent’s equity incentive plan then in effect, to similarly situated personnel of other subsidiaries of the Parent. The terms of any such grant will be comparable to those made to such similarly situated personnel.

(d) Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans and programs maintained by the Company or, as applicable, the Parent, as in effect from time to time (collectively, the “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law. In addition, during the Term, the Company will pay or reimburse the Executive for the use of a cell phone.

(e) 401(k) Match. Subject to the requirements of applicable law and eligibility requirements for participation in the 401(k) plan sponsored by the Parent (the “401(k) Plan”), the Parent will match Executive’s contributions to the 401(k) Plan to the extent such a match is provided to similarly situated personnel of the Parent and its subsidiaries.

(f) Paid Time Off. The Executive shall be entitled to paid time off in accordance with Company policy in effect from time to time (which as of the date hereof provides for flexible discretionary time off without set limits), and applicable law, including for vacation and sick leave.

(g) Business Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures. The Executive shall be reimbursed for such expenses no later than thirty (30) days following the submission of documentation of expenses incurred. The Executive’s reimbursements are subject to intermittent review by the Board.

(h) Withholdings. All payments made under this Section 3, or under any other provision of this Agreement, will be subject to payroll withholdings that the Company reasonably believes are required by law or elected or authorized by the Executive for state and federal income taxes, Social Security, Medicare, and other applicable payroll deductions, in accordance with the Company’s normal payroll practices.

4. Termination of Employment.

The Executive’s employment hereunder may be terminated without breach of this Agreement as set forth below:

(a) General. At any time while this Agreement is in effect, the Company may terminate the Executive’s employment without Cause (as defined below) and the Executive may resign from the Executive’s employment without Good Reason (as defined below), in either case at any time and in each’s sole discretion, effective as of the date of provision of written notice to the other party (the “Termination Date”). For the avoidance of doubt, it is clarified that non-renewal of this Agreement shall not constitute a termination without Cause.

(b) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(c) Disability. The Company may, subject to applicable law, terminate the Executive’s employment hereunder at any time after the Executive becomes “Disabled.” For purposes of this Agreement, Disabled shall mean the inability of the Executive to substantially perform the Executive’s duties on account of a physical or mental illness for a period of sixty (60) consecutive days or ninety (90) days in any six (6) month period (the “Disability Period”). Notwithstanding anything contained herein to the contrary, during any period that the Executive is unable to perform the Executive’s duties because of a physical or mental illness, the Company shall not be obligated to pay any compensation or other amounts to the Executive except as otherwise required by applicable Company policies or applicable law

(d) Termination by the Company For Cause. The Company may terminate the Executive’s employment relationship with the Company at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s commission of fraud, theft, embezzlement, self-dealing, or misappropriation of corporate assets in connection with the Executive’s employment, or conviction of a felony under the laws of the United States or any state thereof;

(ii) the Executive’s commission of willful or negligent acts or omissions which result in an assessment of a civil or criminal penalty against the Executive, the Company, or the Company’s affiliates, or are otherwise injurious to the Company or its affiliates;

(iii) the Executive’s commission of acts or omissions constituting gross negligence or misconduct in the performance of any aspect of the Executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company or its affiliates;

(iv) the Executive’s willful or bad faith commission of any offense that results in or would reasonably be expected to result in financial or other harm or negative publicity, to the Company or its affiliates;

(v) the Executive’s engaging in any act covered by Rule 506(d) of Regulation D under the Securities Act of 1933, as amended, and/or engaging in any act, or existence of any circumstances that would, in the reasonable judgment of the Company, be harmful to the Company’s ability to have its common stock be granted approval to list, or continue to be listed, on the NYSE, American, or Nasdaq exchanges;

(vi) the Executive’s willful or continued failure to substantially perform the Executive’s duties hereunder as Chief Financial Officer (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or disability), after written notice has been delivered to the Executive by the Company identifying the manner in which the Executive has not substantially performed the Executive’s duties as Chief Financial Officer;

(vii) the Executive’s willful or continued violation of the Company’s material rules, policies, or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics that is within the Executive’s material duties hereunder (other than by reason of physical or mental illness or disability) or directives of the Board, or material breach of the terms of this Agreement, the NDNC (as defined below), or Company policy;

(viii) the Executive’s breach of any fiduciary duty owed to the Company or its affiliates that results in or would reasonably be expected to result in financial harm, negative publicity, or other material harm to the Company or its affiliates;

(ix) prior to the Closing Date, the Executive made any material misrepresentations in conjunction with the Transaction; or

(x) the Executive’s knowing and intentional misrepresentation or concealment of material information regarding the Company from the Company’s Board.

A termination of employment shall not be deemed for Cause unless and until (i) there shall have been delivered to the Executive a notice describing in reasonable detail the particulars giving rise to a termination for Cause, and (ii) in the case of termination pursuant to clauses (iii), (vi) or (vii) above, if not cured by the thirtieth (30th) day after notice was given (unless not susceptible to cure, as determined in the reasonable discretion of the Board). No act, or failure to act, on the Executive’s part shall be considered “willful” if done or omitted to be done by the Executive in good faith and in the belief that the Executive’s action or omission was in the best interest of the Company or its affiliates.

(e) Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment hereunder for Good Reason at any time, provided, as a precondition to terminating the Executive’s employment for Good Reason, the Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within forty-five (45) days after the first occurrence of such circumstances (which shall not preclude the Executive from asserting Good Reason from a later independent occurrence of the same circumstances), and the Company shall (A) promptly notify the Board of its receipt of such notice and (B) have thirty (30) days following receipt of such notice to cure such circumstances in all material respects; provided that, no termination for Good Reason with respect to a particular event shall occur after the 180th day following the first occurrence of such Good Reason event.

(i)	For purposes of this Agreement, the term “Good Reason” shall mean any of the following without the Executive’s written consent:

(A)	a material reduction in the Executive’s Annual Base Salary or Annual Bonus target;

(B)	a material breach by the Company of this Agreement;

(C)	the Company’s termination of the Executive’s ability to work remotely under the conditions, including as to record keeping, business related travel, and time at the offices of the Parent, as set forth herein; or

(D)	a change in the Executive’s title or reporting structure or material reduction in the Executive’s duties or responsibilities.

(ii) Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the occurrence of the Transaction and the changes to the Executive’s role, duties, responsibilities, or reporting obligations set forth herein will not by itself constitute, or be deemed to constitute, Good Reason for purposes of this Agreement or the Original Employment Agreement.

(f) Effect of Termination on Post-Termination Obligations. Upon termination of this Agreement for any reason, the Executive shall continue to be bound by the post-employment obligations and covenants set forth in this Agreement and the attached NDNC following such termination.

5. Compensation In Connection with a Termination of Employment.

(a) General. On any termination of the Executive’s employment, the Executive shall be entitled to the following (collectively, the “Accrued Obligations”):

(i) any accrued but unpaid Annual Base Salary for services rendered through the Termination Date; provided, however, that in the event the Executive’s employment is terminated due to the Executive becoming Disabled, the amount of Annual Base Salary received by the Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to the Executive under any disability benefit plan or program provided to the Executive by the Company;

(ii) payout of any vacation days accrued but unused through the Termination Date, if required by, and in accordance with, Company policy in effect on the Termination Date; and

(iii) any accrued but unpaid expenses through the Termination Date required to be reimbursed in accordance with Section 3(g) of this Agreement.

(b) Termination Due to the Executive’s Death, by the Company With Cause or Due to the Executive becoming Disabled, or Resignation by the Executive Without Good Reason: If the Executive’s employment terminates due to the Executive’s death, is terminated by the Company with Cause or pursuant to Section 4(c) above, or the Executive resigns from the Company without Good Reason: (i) the Company shall pay to the Executive the Accrued Obligations and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive.

(c) Termination by the Company Without Cause or by the Executive Due to Good Reason Following a Change in Control:

(i) For the purposes of this Agreement, “Change in Control” shall mean a Change in Control as defined in the Company’s 2021 Equity Incentive Plan; provided, however, that a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the United States Internal Revenue Code of 1986 (the “Code”); and further provided the Parties expressly agree that, for the purposes of this Agreement, the consummation of the Transaction shall not be deemed to constitute a Change in Control other than with respect to Section 4(c)(i)(B)(2)(e) of the Original Agreement, which shall continue to apply during the twelve (12) months following the Closing Date.

(ii) If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive due to Good Reason while this Agreement is in effect and within twelve (12) months following a Change in Control (which, for the avoidance of doubt, shall not include the Transaction):

(A)	the Company shall pay to the Executive the Accrued Obligations; and

(B)	provided that the Executive executes and delivers an effective separation and release agreement substantially in the form attached hereto as Exhibit C (the “Release”) within twenty-one (21) days after the Termination Date (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law and such 21-day or extended period, as applicable, the “Release Execution Period”) and does not revoke the Release, the Executive shall be entitled to the following:

(1)	payment from the Company in an amount equal to twelve (12) months of the Annual Base Salary in effect on the Termination Date, payable, subject to Section 6 hereof, in twenty-four (24) equal installments in accordance with the Company’s regular semi-monthly payroll schedule, with such payments to begin no later than the second payroll period following the effective date of the Release;

(2)	subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the eligibility requirements and other terms and conditions of such insurance coverage, and upon submission by the Executive to the Company of appropriate documentation substantiating payment by the Executive to the Company’s COBRA vendor of the applicable COBRA coverage premium, reimbursement by the Company for up to twelve (12) months of the portion of the premium costs for such coverage that the Company would pay if the Executive remained employed by the Company at the same level of coverage that was in effect as of the Termination Date; provided, documentation substantiating payment to the COBRA vendor shall be submitted by the Executive to the Company within thirty (30) days of such payment and the Company shall make reimbursement to the Executive within thirty (30) days of receipt of such documentation. The Executive agrees that if the Executive does not timely elect COBRA coverage with the Company’s COBRA vendor or does not timely submit COBRA premium payments to the COBRA vendor on an ongoing monthly basis, then Executive will have voluntarily waived the Executive’s entitlement to receive COBRA reimbursement hereunder. After twelve (12) months of COBRA coverage, the Executive may elect to continue COBRA coverage for the remainder of the COBRA eligibility period as defined by law, if any, at the Executive’s own expense, and in no event will the Company be obligated to pay any portion of the Executive’s COBRA coverage premiums for in excess of twelve (12) months;

(3)	in the event the Termination Date is after the last day of a fiscal year but before the Annual Bonus relating to such fiscal year has been paid, any unpaid Annual Bonus paid by the Company in a lump-sum payment at the time of payment of annual bonuses for such fiscal year for senior personnel of the Parent;

(4)	immediately upon the Termination Date, full vesting of all of the Executive’s outstanding and unvested equity awards, if any; and

(5)	if any of the payments or benefits received or to be received by the Executive in connection with the termination of his employment by the Company without Cause or by the Executive due to Good Reason, in each case, within twelve (12) months following a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5(c)(ii)(B) or otherwise as if no Excise Tax had been imposed), which such amount shall be paid by the Company to the Executive no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company.

(d) Termination by the Company Without Cause or by the Executive Due to Good Reason Outside of a Change in Control:

(i) If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive due to Good Reason while this Agreement is in effect and such termination does not occur within twelve (12) months following a Change in Control:

(A)	the Company shall pay to the Executive the Accrued Obligations; and

(B)	provided that the Executive executes and delivers the Release within the Release Execution Period and does not revoke the Release, the Executive shall be entitled to the following:

(1)	payment from the Company in an amount equal to twelve (12) months of the Annual Base Salary in effect on the Termination Date, payable, subject to Section 6 hereof, in twenty-four (24) equal installments in accordance with the Company’s regular semi-monthly payroll schedule, with such payments to begin no later than the second payroll period following the effective date of the Release;

(2)	subject to the Executive’s timely election of continuation coverage under COBRA, the eligibility requirements and other terms and conditions of such insurance coverage, and upon submission by the Executive to the Company of appropriate documentation substantiating payment by the Executive to the Company’s COBRA vendor of the applicable COBRA coverage premium, reimbursement by the Company for up to twelve (12) months of the portion of the premium costs for such coverage that the Company would pay if the Executive remained employed by the Company at the same level of coverage that was in effect as of the Termination Date; provided, documentation substantiating payment to the COBRA vendor shall be submitted by the Executive to the Company within thirty (30) days of such payment and the Company shall make reimbursement to the Executive within thirty (30) days of receipt of such documentation. The Executive agrees that if the Executive does not timely elect COBRA coverage with the Company’s COBRA vendor or does not timely submit COBRA premium payments to the COBRA vendor on an ongoing monthly basis, then the Executive will have voluntarily waived the Executive’s entitlement to receive COBRA reimbursement hereunder. After twelve (12) months of COBRA coverage, the Executive may elect to continue COBRA coverage for the remainder of the COBRA eligibility period as defined by law, if any, at the Executive’s own expense, and in no event will the Company be obligated to pay any portion of the Executive’s COBRA coverage premiums for in excess of twelve (12) months;

(3)	in the event the Termination Date is after the last day of a fiscal year but before the Annual Bonus relating to such fiscal year has been paid, any unpaid Annual Bonus paid by the Company in a lump-sum payment at the time of payment of annual bonuses for such fiscal year for senior personnel of the Parent;

(4)	in the event the Termination Date is within twelve (12) months following the Closing Date, the payment set forth in Section 5(c)(ii)(B)(5), above; and

(5)	immediately upon the Termination Date, full vesting of all of the Executive’s outstanding and unvested equity awards granted prior to the Closing Date, if any.

6. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b) A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day following the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d) For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

7. Assignment of Inventions, Non-Disclosure, and Non-Competition Agreement. The Executive hereby acknowledges that the Executive’s signing of the Assignment of Inventions, Non-Disclosure, and Non-Competition Agreement attached hereto as Exhibit B (the “NDNC”) constitutes a precondition to the Executive’s continued employment under this Agreement.

8. Return of Company Property. No later than the Termination Date, the Executive will deliver to the Company all documents, electronic and other data (whether stored on devices in the Executive’s possession or with any third-party vendors or on the “cloud”), notes, writings, customer and prospect lists, keys, credit cards, computer programs and all other documents or tangible materials whatsoever, including all copies or duplicates, concerning any part of the Company’s activities or concerning any activities as a Company employee. The Executive acknowledges and agrees that all such documents and tangible materials, and copies or duplicates thereof, including the Executive’s own notes, are the Company’s property which is only entrusted to the Executive on a temporary basis. After returning these documents, data, and other property, the Executive will immediately permanently delete from any electronic media in the Executive’s possession, custody, or control (such as computers, mobile phones, hand-held devices, back-up devices and zip drives or to which the Executive has access (such as the cloud, remote e-mail exchange servers, back-up servers, off-site storage), all Company documents or electronically stored images, and other data or data compilations stored in any medium from which such information can be obtained. The Executive also agrees to provide the Company with a list of any documents that the Executive created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents.

9. Indemnification. The Company shall indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the Certificate of Incorporation of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive’s service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including, but not limited to, any judgment entered by a court of law) at the time such costs, charges and expenses (including, without limitation advancement and payment of reasonable attorneys’ fees) are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of Executive’s being or having been an officer or employee of the Company, or serving as an officer or employee of an affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of Executive’s breach of the provisions of any employment agreement with a third party that has not been disclosed by the Executive to the Company. The provisions of this Section 9 shall specifically survive the expiration or earlier termination of this Agreement.

10. Representations of the Executive. The Executive represents and warrants that: (i) the Executive has no legal obligations to any other party that would be breached by signing this Agreement or otherwise fulfilling Executive’s obligations hereunder, including, but not limited to, any non-competition, non-solicitation, non-inducement, confidentiality, assignment of inventions, or other similar agreement; (ii) the Executive has not disclosed any third party’s confidential or proprietary information to the Company or its representatives or agents; (iii) if the Executive learns of any confidential or proprietary information that belongs to any third party, the Executive will not disclose such information to the Company or its representatives or agents, except as allowed by law or any agreement the Executive has signed with such party; and (iv) the Executive is not in breach of any confidentiality or non-disclosure agreement that the Executive has signed.

11. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement and understanding of the Executive and the Company concerning the subject matter hereof and, for the period from and following the Closing Date, supersedes all prior negotiations and proposed agreements, whether oral or written, including, but not limited to, the Executive’s Original Employment Agreement. The Executive acknowledges that, by signing this Agreement, the Executive has not relied upon any representations, promises or agreements made by the Company or its employees, officers, directors, or representatives (including any Company attorneys) that are not contained in this Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto. This Agreement will be null and void in the event that (i) the Transaction is not consummated or (ii) the Executive’s employment does not continue with the Company through the Closing Date.

(b) Headings/Counterparts. The headings of the paragraphs herein are included for reference only and are not intended to affect the interpretation of the Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. Each party agrees that faxed or electronically transmitted copies of the signature pages of this Agreement and/or any of the other instruments, agreements and documents relating to any of the transactions contemplated hereby, whether sent to the other party or to such other party’s counsel, shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, for all purposes whatsoever. Neither party hereto shall raise the use of electronic mail or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation of a contract and each party forever waives any such defense. All counterparts shall be construed together and shall constitute one instrument, and the signature page from any counterpart may be attached to another counterpart to form a complete copy of this Agreement.

(c) Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end the provisions of this Agreement are declared to be severable.

(d) Construction/Joint Drafting. The determination of the terms and conditions of this Agreement has been by mutual agreement of the Parties. Each party participated jointly in the drafting of this Agreement, and therefore the terms and conditions of this Agreement are not intended to be, and shall not be, construed against any party by virtue of draftsmanship.

(e) Non-Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver of any provision of this Agreement will be binding unless made in a writing signed by the Parties hereto.

(f) Assignment. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company and shall be binding upon the Executive. None of the rights or obligations of the Executive hereunder may be assigned or delegated; provided however, that if the Executive dies, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s estate. The Company may assign its rights and obligations under this Agreement to any successor of the Company; provided that the Company shall require any successor of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and further provided that assignment to any person or entity other than a successor to the Company shall require the consent of the Executive, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, upon the consummation of the Transaction, Parent shall cause Tandem Therapeutics, LLC (which will be known as Cyclo Therapeutics, LLC, immediately following the consummation of the Transaction) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(g) Choice of Law. This Agreement will be governed by, and construed pursuant to, the laws of the State of Florida without regard to its conflict of laws principles. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the County of Alachua, State of Florida and the Parties consent to such jurisdiction and agree that venue only in the County of Alachua, State of Florida would be proper and hereby waive any challenge thereto based on lack of personal jurisdiction or inconvenient forum.

(h) Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

If to the Executive:

At the address shown in the books and records of the Company, currently:

Joshua Fine

21 Hemmelskamp Rd.

Wilton, CT 06897

If to the Company:

ATTN: Chairman of the Board

Cyclo Therapeutics, Inc.

6714 NW 16th Street, Suite B

Gainesville, FL 32653

(i) Survival. Upon the termination of this Agreement, the respective rights and obligations of the Parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

12. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS BEEN REPRESENTED BY THE EXECUTIVE’S OWN COUNSEL OR HAS HAD AN OPPORTUNITY TO BE REPRESENTED BY AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

Executive:		CYCLO THERAPEUTICS, INC.

By:	/s/ Joshua Fine	By:	/s/ N. Scott Fine
Name :	Joshua Fine	Name:	N. Scott Fine
		Title:	Chief Executive Officer

RAFAEL HOLDINGS, INC.
(solely for purposes of Section 11(f))

		By:	/s William Conkling
		Name:	William Conkling
		Title:	Chief Executive Officer

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